EXHIBIT 99.1

Contact:

Lisa Gordon, VP of Business

Development and Strategy

Advanced Magnetics, Inc.

(617) 498-3321

lgordon@advancedmagnetics.com

For Immediate Release

ADVANCED MAGNETICS, INC. REPORTS RESULTS FOR THE THIRD FISCAL QUARTER AND

NINE MONTHS ENDED JUNE 30, 2006

CAMBRIDGE, MA (July 20, 2006) -- Advanced Magnetics, Inc. (NASDAQ:AMAG) today announced operating results and revenues for the third fiscal quarter and nine months ended June 30, 2006.

Revenues for the quarter were $944,435 as compared to revenues of $402,961 for the same period in fiscal 2005. The company reported a net loss of ($6,668,885), or ($0.57) per share, for the third quarter of fiscal 2006 compared to a net loss of ($3,253,132), or ($0.38) per share, for the same period in fiscal 2005. The increase in revenues for the quarter as compared to the same quarter in fiscal 2005 was largely due to an increase in product sales revenue. The increase in the loss for the quarter ended June 30, 2006 as compared to the same quarter in fiscal 2005 was due to a non-cash charge of approximately $710,000 associated with the company’s adoption in fiscal year 2006 of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” and related pronouncements relative to accounting for stock-based compensation (SFAS 123R), combined with an increase in expenses. The increase in expenses in the quarter ended June 30, 2006 as compared to the same quarter in fiscal 2005 was due to an increase in external research and development expenses related to the Phase III development program for ferumoxytol as an intravenous iron replacement therapeutic and an increase in general and administrative expenses. Costs and expenses associated with the same quarter last year do not include, and have not been restated to reflect, non-cash accounting charges of approximately $362,000 for the quarter ended June 30, 2005 associated with employee stock-based compensation.

Revenues for the nine-month period ended June 30, 2006 were $2,322,552 as compared to revenues of $2,037,716 for the same period in fiscal 2005. The net loss in the nine-month period was ($16,018,048), or ($1.51) per share, as compared to a net loss of ($9,138,079), or ($1.11) per share, for the same period in fiscal 2005. The increase in revenues for the nine-month period ended June 30, 2006 as compared to the same period in fiscal 2005 was largely due to an increase in product sales revenue, partially offset by a decrease in the recognition of deferred license fee revenue under a license and marketing agreement covering Combidex®. The increase in the loss for the nine-month period ended June 30, 2006 as compared to the same period in fiscal 2005 was due to a non-cash charge of approximately $3,220,000 associated with the company’s adoption in fiscal year 2006 of SFAS 123R, combined with an increase in expenses. The increase in expenses in the nine months ended June 30, 2006 as compared to the same period in fiscal 2005 was primarily due to an increase in external research and development expenses related to the Phase III development program for ferumoxytol as an intravenous iron replacement

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therapeutic and an increase in general and administrative expenses. Costs and expenses associated with the same quarter last year do not include, and have not been restated to reflect, non-cash accounting charges of approximately $940,000 for the nine-month period ended June 30, 2005 associated with employee stock-based compensation.

At June 30, 2006, cash, cash equivalents and short-term investments (the latter consisting entirely of U.S. Treasury Bills), totaled approximately $47.9 million.

Ferumoxytol, the company’s key product candidate, is in Phase III multi-center clinical trials for use as an iron replacement therapeutic in chronic kidney disease patients, whether or not on dialysis.

Combidex, the company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging, or MRI, to aid in the differentiation of cancerous from normal lymph nodes. In March 2005, the company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

The Company will host a conference call at 4:30 pm EDT today to discuss the Company’s financial results, quarterly highlights and development programs. To listen to this conference call via audio webcast, please visit the Investors section of the Company's website at www.advancedmagnetics.com. The webcast will also be available as a replay, starting approximately one hour after the call is finished, through August 20, 2006. Alternatively, to access the call via live telephone, please dial (800) 238-9007. Internationally, the call may be accessed by dialing (719) 457-2622.

In addition to the webcast replay, a telephone replay will be available from approximately 7:30 pm (EDT) on July 20, 2006 through August 3, 2006. To access the replay please call (888) 203-1112 and use the passcode of 1819340. The replay is also available internationally at (719) 457-0820 using the same passcode.

About Advanced Magnetics

Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Any statements contained in this press release that do not describe historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to successfully complete the clinical development of ferumoxytol, or may not be able to complete the development in a timely or cost-effective manner, due to the timing of enrollment of patients in the Phase

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III studies, unexpected results from our clinical sites, inadequate performance by third-party service providers involved in the conduct of the clinical trials, deficiencies in the design or oversight by us of these trials, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies for ferumoxytol; (2) uncertainties surrounding the timing and results of FDA interactions regarding the clinical development of ferumoxytol and our ability to obtain regulatory approval for ferumoxytol from the FDA; (3) the possibility that the results of past ferumoxytol studies may not be replicated in future studies; (4) the possibility that we may not be able to timely or cost-effectively resolve the questions raised by the FDA and satisfy the conditions specified for approval of Combidex, including the provision of additional data or the conduct of additional clinical trials to demonstrate the efficacy of Combidex; (5) uncertainties relating to our patents and proprietary rights; (6) uncertainties surrounding the outcome of our ongoing litigation with Cytogen Corporation; and (7) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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ADVANCED MAGNETICS, INC.

CONDENSED INCOME STATEMENT FOR THE THREE-MONTH

AND NINE-MONTH PERIODS ENDED JUNE 30, 2006

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Revenues	$944,435	$ 402,961	$2,322,552	$ 2,037,716
Costs and expenses	(8,197,229)	(3,757,062)	(19,354,960)	(11,408,524)
Interest income	583,909	100,969	1,014,360	232,729

Net loss	$(6,668,885)	$ (3,253,132)	$(16,018,048)	$ (9,138,079)

Loss per share, basic and diluted	$(0.57)	$ (0.38)	$(1.51)	$ (1.11)
Weighted average shares outstanding, basic and diluted	11,713,718	8,641,460	10,643,054	8,218,302

BALANCE SHEET DATA

	6/30/06	9/30/05
Cash, cash equivalents and short-term investments*	$47,938,499	$ 23,727,298
Working capital	$42,240,836	$ 21,211,412
Total assets	$53,521,033	$ 28,291,982
Shareholders' equity	$44,547,927	$ 22,379,159

*  Short-term investments at 6/30/06 consist of three U.S. Treasury Bills with maturity dates ranging from August 17, 2006 to November 16, 2006. Short-term investments at 9/30/05 consist of a U.S. Treasury Note with a maturity date of February 15, 2006 combined with three U.S. Treasury Bills having maturity dates of October 27, 2005, November 3, 2005 and January 26, 2006.